Exhibit 10.29

AMENDMENT #2

TO

NONQUALIFIED STOCK OPTION AGREEMENTS

For The

LINCOLN NATIONAL CORPORATION

INCENTIVE COMPENSATION PLAN

This Amendment is effective as of August 13, 2014, and applies to (i) all outstanding Nonqualified Stock Options granted by Lincoln National Corporation (“LNC”) under the terms of the Lincoln National Corporation Incentive Compensation Plan (“Original LNC Option Agreements”) and (ii) all outstanding Nonqualified Stock Options granted by Jefferson Pilot Corporation that were assumed by LNC as a result of its 2006 merger with Jefferson Pilot Corporation and thereafter converted by LNC into options to purchase LNC common stock (“Original JP Option Agreements”).

1.	Paragraph 3 of the Original LNC Option Agreements is hereby amended with the addition of the following at the end of such Paragraph:

3.    Exercise Period

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Notwithstanding the foregoing, if the Fair Market Value of a Share on the expiration date of the Option exceeds the sum of the specified exercise price of the Option and the associated Option exercise transaction fees, then to the extent the Option has not theretofore been exercised, expired or otherwise terminated, LNC shall cause the Option to be automatically exercised immediately prior to its termination on the expiration date provided such exercise will result in the Grantee receiving at least one whole Share, and to provide for the specified exercise price and any required tax payments to be satisfied by withholding whole Shares that would otherwise be delivered to Grantee having an aggregate Fair Market Value, determined as of the date of exercise, equal to the amount necessary to satisfy such obligations.

2.  The paragraph in the Original JP Option Agreements entitled “Does this option last indefinitely?” is hereby amended with the addition of the following as follows:

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If the Fair Market Value (as defined in the LNC Incentive Compensation Plan) of a Share (as defined in the LNC Incentive Compensation Plan) on the expiration date of the Option exceeds the sum of the specified exercise price of the Option and the associated Option exercise transaction fees, then to the extent the Option has not theretofore been exercised, expired or otherwise terminated, LNC shall cause the Option to be automatically exercised immediately prior to its termination on the expiration date provided such exercise will result in the Grantee receiving at least one whole Share, and to provide for the specified exercise price and any required tax payments to be satisfied by withholding whole Shares (as defined in the LNC Incentive Compensation Plan) that would otherwise be delivered to you having an aggregate Fair Market Value (as defined in the LNC Incentive Compensation Plan), determined as of the date of exercise, equal to the amount necessary to satisfy such obligations.

IN WITNESS WHEREOF, the Compensation Committee of the LNC Board of Directors has adopted this Amendment as of the effective date set out above.